Exhibit 99.1

FS Energy and Power Fund Raises Over $1 Billion in Capital to Support the Rebalancing and Growth of its Portfolio

PHILADELPHIA, PA and WASHINGTON, D.C. — August 16, 2018 — FS Energy and Power Fund (FSEP) announced it has raised over $1 billion of debt financing that simplifies its capital structure, diversifies its funding sources, enhances its matching of asset and liability duration, and ultimately allows for greater investment flexibility.  The financings include $500 million of 7.500% senior secured notes due 2023, and a $195 million term loan facility and $390 million revolving credit facility priced at LIBOR + 275 basis points that mature in February 2023.  Both the term loan and revolving credit facilities can be increased to more than $850 million through an accordion feature.  As such, the anticipated blended yield for all these new financings is expected to be approximately LIBOR +395 basis points.  FSEP is advised by FS/EIG Advisor, LLC, a partnership between FS Investments and EIG Global Energy Partners (EIG).

“Optimizing FSEP’s liability profile has been a key strategic focus since announcing our partnership with EIG,” said Michael Forman, Chairman and CEO of FS Investments.  “By constructing a more efficient and longer-term capital structure, we have taken an important step in driving value for our investors.”

The term loan facility and revolving credit facility replace existing credit facilities.  This will reduce the weighted cost of capital and create additional opportunities to expand the portfolio.  JPMorgan Chase Bank N.A., SG Americas Securities, LLC, and BMO Capital Markets are the joint lead arrangers and joint bookrunners for the new credit facilities.

“This combined capital structure provides us with capacity and flexibility to continue repositioning the existing portfolio to emphasize our privately originated investments that feature significant downside protection,” said Bill Sonneborn, President of EIG Global Energy Partners.  “The incremental capital will help us accelerate the portfolio diversification of FSEP while maintaining prudent leverage levels.”

About FSEP

FSEP is a publicly registered, non-traded business development company sponsored by FS Investments. FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately held U.S. companies in the energy and power industry. FSEP’s investment objectives are to generate current income and long-term capital appreciation. Visit www.fsinvestments.com to learn more.

About FS/EIG Advisor

FS/EIG Advisor is a partnership between FS Investments and EIG that serves as the investment adviser to FSEP.

EIG specializes in private investments in energy and energy-related infrastructure on a global basis and has $23.0 billion under management as of June 30, 2018. Since 1982, EIG has been one of the leading providers of institutional capital to the global energy industry, providing financing solutions across the balance sheet for companies and projects in the oil and gas, midstream, infrastructure, power and renewables sectors globally. EIG has invested over $28.5 billion in 335 portfolio investments in 36 countries. EIG is headquartered in Washington, D.C., with offices in Houston, London, Sydney, Rio de Janeiro, Hong Kong and Seoul. Visit www.eigpartners.com to learn more.

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth and focuses on setting industry standards for investor protection, education and transparency. FS Investments is headquartered in Philadelphia, PA with offices in Orlando, FL, New York, NY and Washington, DC. Visit www.fsinvestments.com to learn more.

Contact Information:

FSEP Investors
877-628-8575

Media

Marc Yaklofsky

media@fsinvestments.com

215-495-1174

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the senior secured notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to future events or the future performance or operations of FSEP. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the U.S Securities and Exchange Commission. FSEP undertakes no obligation to publicly update or revise any forward-looking statements, whether as result of new information, future events or otherwise.